                                                                  EXHIBIT 10.2.1

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT


                                     between


                               AUBREY K. McCLENDON


                                       and


                          CHESAPEAKE ENERGY CORPORATION







                             Effective July 1, 1998

                                TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                 ----


1.       Employment...............................................................................................1

2.       Executive's Duties.......................................................................................1
         2.1      Specific Duties.................................................................................1
         2.2      Modifications...................................................................................2
         2.3      Rules and Regulations...........................................................................2
         2.4      Stock Investment................................................................................2

3.       Other Activities.........................................................................................3
         3.1      Company's Activities............................................................................3
                  3.1.1    Amount of Participation................................................................3
                  3.1.2    Conditions of Participation. ..........................................................4
         3.2      Other Activities................................................................................5

4.       Executive's Compensation.................................................................................5
         4.1      Base Salary.....................................................................................5
         4.2      Bonus...........................................................................................5
         4.3      Stock Options...................................................................................5
         4.4      Benefits........................................................................................5
                  4.4.1    Vacation...............................................................................6
                  4.4.2    Membership Dues........................................................................6
                  4.4.3    Automobile and Travel Allowance........................................................6
                  4.4.4    Accounting Support.....................................................................6
         4.5      Compensation Review.............................................................................7

5.       Term.....................................................................................................7

6.       Termination..............................................................................................7
         6.1      Termination by Company..........................................................................7
                  6.1.1    Termination without Cause..............................................................7
                  6.1.2    Termination for Cause..................................................................7

         6.2      Termination by Executive........................................................................8
         6.3      Termination After Change in Control.............................................................8
                  6.3.1    Change of Control......................................................................8
                  6.3.2    CC Termination.........................................................................9
         6.4      Incapacity of Executive.........................................................................9
         6.5      Death of Executive..............................................................................9
         6.6      Effect of Termination..........................................................................10


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
7.       Confidentiality.........................................................................................10

8.       Noncompetition..........................................................................................11

9.       Proprietary Matters.....................................................................................11

10.      Arbitration.............................................................................................12

11.      Miscellaneous...........................................................................................12
         11.1     Time...........................................................................................12
         11.2     Notices........................................................................................12
         11.3     Assignment.....................................................................................13
         11.4     Construction...................................................................................13
         11.5     Entire Agreement...............................................................................13
         11.6     Binding Effect.................................................................................13
         11.7     Attorneys' Fees................................................................................13
         11.8     Supercession...................................................................................13

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective July 1, 1998, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the "Company"), and AUBREY K. McCLENDON, an individual (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Executive entered into that certain employment agreement dated effective July 1, 1997 (the "Prior Agreement");

         WHEREAS, the Company has announced that it would explore strategic alternatives to increase shareholder value, and to retain employees during that process the Company adopted a retention program for the Company's key employees other than the senior executive officers;

         WHEREAS, for the reasons the Company adopted the retention program for the other employees, the Board of Directors of the Company believes that it is in the best interests of the Company to provide for the retention of the Executive as part of the process of exploring the Company's strategic alternatives; and

         WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2. Executive's Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive's best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company's affiliated entities consistent with developing and maintaining a quality business operation.

         2.1 Specific Duties. The Executive will serve as Chairman of the Board and Chief Executive Officer for the Company. From time to time, the Executive may be appointed as an officer of one
                  (1) or more of the Company's subsidiaries. During the term of this Agreement, the Executive will be nominated for election or appointed to serve as a director of the Company and one (1) or more of the Company's subsidiaries. The Executive will use the Executive's best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by the board of directors of the Company in accordance with this Agreement.

         2.2 Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion of the respective boards of directors of the Company. However, except for termination for cause under paragraph 6.1.2 of this Agreement, the failure of the Executive to be elected, be reelected or serve as a director of the Company during the term of this Agreement, the removal of the Executive as a member of the board of directors of the Company, the withdrawal of the designation of the Executive as Chairman of the Board or Chief Executive Officer of the Company, or the assignment of the performance of duties incumbent on the foregoing offices to other persons without the prior written consent of the Executive will constitute termination without cause by the Company.

         2.3 Rules and Regulations. The Company currently has an Employment Policies Manual which addresses frequently asked questions regarding the Company. The Executive agrees to comply with the Employment Policies Manual except to the extent inconsistent with this Agreement. The Employment Policies Manual is subject to change without notice in the sole discretion of the Company at any time. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control over the terms of the Employment Policies Manual.

         2.4 Stock Investment. For each calendar year during the term of this Agreement the Executive agrees to hold shares of the Company's common stock having an aggregate Investment Value (as hereafter defined) equal to five hundred percent (500%) of the compensation paid to the Executive under paragraphs 4.1 and 4.2 of this Agreement during such calendar year. Any shares of common stock acquired by the Executive prior to the date of this Agreement and still owned by the Executive during the term of this Agreement may be used to satisfy this requirement to own common stock. For purposes of this paragraph, the "Investment Value" of each share of stock will be as follows: (a) for shares purchased in the open market the price paid by the Executive for such shares; (b) for shares acquired through the exercise of stock options, the fair market value of the common stock on the date the option was exercised; and (c) for shares acquired other than through open market purchases or the exercise of options the fair market value of the Company's common stock on the date of the acquisition of such common stock. The stock acquired or owned pursuant to this paragraph 2.4 must be held by the Executive at all times during the Executive's employment by the Company or the Company's affiliated entities. In order to administer this provision, the Executive agrees to deliver to the Company's Chief Executive Officer a semi-annual report of purchases and ownership in a form prepared by the Company. This paragraph will become null and void if the Company's common stock ceases to be listed on the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation System or other national exchange. The Company has no obligation to sell or to purchase from the Executive any of the Company's stock in connection with this paragraph 2.4 and has made no representations or warranties regarding the Company's stock, operations or financial condition.

3. Other Activities. Except for the activities (the "Permitted Activities") expressly permitted by paragraphs 3.1 and 3.2 of this Agreement, or the prior written approval of the board of directors of the Company, the Executive will not: (a) engage in business independent of the Executive's employment by the Company which requires any substantial portion of the Executive's time; (b) serve as an officer or director of any corporation, partnership, company, or firm; (c) except for passive investments that do not violate this Agreement and require a minimal portion of the Executive's time, serve as a general partner or member of any corporation, partnership, company or firm; or (d) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, (iv) marketing or refining oil or gas, or (v) owning any interest in any corporation, partnership, company or entity which conducts any of the foregoing activities. The limitations in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities. Notwithstanding the foregoing, the Executive will be permitted to participate in the following activities which will be deemed to be approved by the Company, if such activities are undertaken in strict compliance with this Agreement.

        3.1 Company's Activities. The Executive or the Executive's designated affiliate will be permitted to acquire a working interest in all of the wells spudded by the Company or the Company's subsidiary corporations, partnerships or entities (the "Program Wells") on the terms and conditions set forth herein in any Calendar Quarter (as hereafter defined) during the Participation Term (as hereafter defined). The Program Wells include any well spudded during such Calendar Quarter in which the Company or the Company's subsidiary corporations, partnerships or entities participate as a nonoperator.

                  3.1.1 Amount of Participation. On or before the date which is thirty (30) days before the first (1st) day of each Calendar Quarter, the Executive will provide notice to the compensation committee of the Company's board of directors of the Executive's intent to participate in the Program Wells during the succeeding Calendar Quarter and the approximate percentage working interest which the Executive proposes to participate with during such Calendar Quarter (the "Approved Percentage"). The Executive's Approved Percentage working interest participation (determined without consideration of any carried interest) in the Program Wells for any Calendar Quarter will not exceed two and one-half percent (2.5%) on an eight- eighths (8/8ths) basis. On designation of the Approved Percentage for a Calendar Quarter, the Executive will be deemed to have elected to participate in each Program Well spudded during such Calendar Quarter with a working interest equal to the following applicable percentage determined on a well-by-well basis (the "Minimum Participation"):
                           (a) the

                           Approved Percentage for each Operations Well, each Program Well which does not fall within clause (b) of this paragraph 3 1.1 and any Program Well which does not fall within clause (c) of this paragraph 3.1.1;
                           (b) zero percent (0%) if the combined participation in the Program Well by the Executive, Mr. Tom L. Ward and Mr. Marcus C. Rowland with such individuals' Approved Percentage under their respective employment agreements causes the Company's working interest (determined without consideration of any carried interest) on the spud date for such Program Well to be less than twelve and one-half percent (12.5%) on an eight eighths (8/8ths) basis; or (c) subsequent to a termination under paragraphs 6.1.1 or 6.3 of this Agreement the lowest Approved Percentage elected by the Executive subsequent to such termination. If clause (b) of this paragraph 3.1.1 prohibits the Executive's participation in a Program Well, then Messrs. Ward and Rowland will not be entitled to participate in such Program Well under their employment agreements. An "Operations Well" means a Program Well which falls within the provisions of clause (b) of this paragraph 3.1.1, but for which the Executive's participation is deemed necessary for the Company to retain operations as determined by the disinterested members of the compensation committee of the Company's board of directors. If the Executive fails to provide notice of the Executive's intent to participate and the Executive's proposed participation prior to the specified date as provided herein, the amount of the Approved Percentage for the Calendar Quarter will be deemed to be zero (0).

                  3.1.2 Conditions of Participation. The Participation by the Executive in each Program Well will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the acquisition of an interest in such Program Well from the Company or its subsidiary corporations, partnerships or entities. The Approved Percentage cannot be changed during any Calendar Quarter without the prior approval of the disinterested members of the compensation committee of the Company's board of directors. Any participation by the Executive under this paragraph 3.1 is also conditioned upon the Executive's participation in each Program Well spudded during such Calendar Quarter in an amount equal to the Minimum Participation. The Executive hereby agrees to execute and deliver any documents reasonably requested by the Company and hereby appoints the Company as the Executive's agent and attorney-in-fact to execute and deliver such documents if the Executive fails or refuses to execute such documents. The Executive further agrees to pay all joint interest billings within one hundred fifty (150) days after receipt. For purposes of this Agreement, the term: (a) "Calendar Quarter" means the three (3) month periods commencing on the first (1st) day of January, April, July and October; and (b) "Participation Term" means the term of this Agreement plus five (5) years after a termination under paragraphs 6.1.1 or 6.3 of this Agreement.

         3.2 Other Activities. The Executive currently conducts oil and gas investment activities individually and through Chesapeake Investments, an Oklahoma Limited Partnership ("Investments"), Chesapeake Production Company, an Oklahoma corporation ("Production"), and Chesapeake/Wood Joint Venture ("Venture"). The Executive will be permitted to continue oil and gas activities in such entities but only to the extent such activities are conducted on oil and gas leases or interests owned by the Executive, Investments, Production or Venture as of July 1, 1995, or acquired by Investments, Production or Venture from the Company. The interests acquired by Investments shall be limited by the provisions of paragraph
                  3.1 of this Agreement. The Company also consents to the Executive serving: (a) as a director of American Bank and Trust Company located in Edmond, Oklahoma; (b) as a director of Pan East Petroleum Corp., an Ontario Canada corporation, pursuant to approval by the board of directors.

4. Executive's Compensation. The Company agrees to compensate the Executive as follows:

         4.1 Base Salary. A base salary (the "Base Salary"), at the initial annual rate of not less than Three Hundred Fifty Thousand Dollars ($350,000.00), will be paid to the Executive in equal semi-monthly installments beginning July 15, 1998 during the term of this Agreement.

         4.2      Bonus. In addition to the Base Salary described at paragraph
                  4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Any bonus compensation will be at the absolute discretion of the Company in such amounts and at such times as the board of directors of the Company may determine.

         4.3 Stock Options. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of stock options from the Company's various stock option plans, subject to the terms and conditions thereof.

         4.4 Benefits. The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and other benefits on terms customarily provided by the Company from time to time. The Company will also provide the Executive the opportunity to apply for coverage under the Company's medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The following specific benefits will also be provided to the Executive at the expense of the Company:

                  4.4.1 Vacation. The Executive will be entitled to take three (3) weeks of paid vacation each calendar year during the term of this Agreement. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one calendar year to another.

                  4.4.2 Membership Dues. The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in (1) golf and/or country club in the Oklahoma City area selected by the Executive; and (b) the reasonable cost of any qualified business entertainment at such country club. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.

                  4.4.3 Automobile and Travel Allowance. The Executive will receive a monthly cash allowance in the amount of One Thousand Five Hundred Dollars ($1,500.00) to defer a portion of the Executive's cost of acquiring, operating and maintaining an automobile for use in the Executive's employment. Additionally, the Executive will be entitled to utilize any aircraft owned by the Company (whether in whole or in part) for personal use and will not be required to reimburse the Company for any cost related to such use or pay any cost or charge with respect to such use up to an amount during any calendar year equal to the Aircraft Allowance. For purposes of this Agreement the term "Aircraft Allowance" means the variable costs directly identifiable with each use (including fuel, pilot charges, landing fees, hourly charges under co-ownership arrangements and other such costs) but specifically excludes any fixed costs of the aircraft (including acquisition costs and depreciation). The Aircraft Allowance will be equal to $40,000.00 for the Company's fiscal year ending on June 30, 1998, $25,000.00 for the six month period ending on December 31, 1998, and $50,000.00 for each fiscal year thereafter during the term of this Agreement. If the Executive's use of the Company's aircraft exceeds the Aircraft Allowance during any fiscal year the Executive will be required to reimburse the Company for the variable costs directly identified with each such use.

                  4.4.4 Accounting Support. The Executive will be permitted to utilize the Company's office space, computer facilities and the equivalent of one (1) full-time accounting employee of the Company (presently Ms. Linda Peterburs) to maintain books and records for the Executive and the Executive's Permitted Activities. The Executive will not be required to pay any compensation to the Company in connection with such accounting services.

         4.5 Compensation Review. The compensation of the Executive will be reviewed not less frequently than annually by the board of directors of the Company. The compensation of the Executive prescribed by paragraph 4 of this Agreement may be increased at the discretion of the Company, but may not be reduced without the prior written consent of the Executive.

5. Term. In the absence of termination as set forth in paragraph 6 below, this Agreement will extend for a term of five (5) years commencing on July 1, 1998, and ending on June 30, 2003 (the "Expiration Date") as extended from time to time. Unless the Company provides thirty (30) days prior written notice of nonextension to the Executive, on each June 30 during the term of this Agreement, the term and the Expiration Date will be automatically extended for one (1) additional year so that the remaining term on this Agreement will be not less than four (4) and not more than five (5) years.

6. Termination. This Agreement will continue in effect until the expiration of the term set forth in paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

         6.1 Termination by Company. The Company will have the following rights to terminate this Agreement:

                  6.1.1 Termination without Cause. The Company may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than sixty (60) business days after the date of such notice (the "Termination Date"). In the event the Executive is terminated without cause (other than a CC Termination under paragraph 6.3 of this Agreement), the Executive will receive as termination compensation: (a) Base Compensation (as hereafter defined) during the remaining term of this Agreement, but in any event through the Expiration Date; (b) any benefits payable by operation of paragraph 4.4 of this Agreement during the remaining term of this Agreement, but in any event through the Expiration Date; and (c) any vacation pay accrued through the Termination Date. For purposes of this Agreement the term "Base Compensation" means the Executive's current Base Salary under paragraph 4.1 on the Termination Date plus the bonus compensation received by the Executive during the twelve (12) month period preceding the Termination Date.

                  6.1.2 Termination for Cause. The Company may terminate this Agreement for cause if the Executive: (a) misappropriates the property of the Company or commits any other act of dishonesty; (b) engages in personal misconduct which materially injures the Company; (c) willfully violates any law or regulation relating to the business of the Company which results in injury to the Company; or (d) willfully and repeatedly fails to perform the Executive's duties hereunder. In the event this Agreement is terminated for cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination. This Agreement will not be deemed to have terminated for cause unless a written determination specifying the reasons for such termination is made, approved by a majority of the disinterested members of the board of directors of the Company and delivered to the Executive. Thereafter, the Executive will have the right for a period of twenty (20) days to request a board of directors meeting to be held at a mutually agreeable time and location within thirty (30) days, at which meeting the Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing, any termination of this Agreement will be deemed to have occurred without cause.

         6.2 Termination by Executive. The Executive may voluntarily terminate this Agreement with or without cause by the service of written notice of such termination to the Company specifying an effective date of such termination sixty (60) days after the date of such notice, during which time Executive may use remaining accrued vacation days, or at the Company's option, be paid for such days. In the event this Agreement is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the effective date of such termination.

         6.3 Termination After Change in Control. If during the term of this Agreement there is a "Change of Control" and within two
                  (2) years thereafter there is a CC Termination (as hereafter defined) then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under this Agreement or otherwise) in an amount equal to the sum of the following: (a) five (5) times the Executive's Base Compensation; plus (b) the Gross-up Amount (as hereafter defined). If the foregoing amount is not paid within ten (10) days after the CC Termination, the unpaid amount will bear interest at the per annum rate equal to the prime rate published from time to time in the Wall Street Journal. The interest rate will be adjusted on the date of a change in such prime rate. For purposes of this Agreement the term "Gross-up Amount" means the amount of the payment which will result in the Executive retaining from such payment (after paying all taxes imposed on such payment and any interest or penalties related to such taxes) an amount equal to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, together with any interest and penalties with respect to such excise tax imposed on the all of the payments made to the Executive under this paragraph 6.3.

                  6.3.1 Change of Control. The term "Change of Control" means any action of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 with respect to the Company including, without limitation (i) the direct or indirect acquisition by any person after the date hereof of beneficial ownership of the right to vote or securities of the Company representing the right to vote thirty five percent (35%) or more of the combined voting power of the Company's then outstanding securities having the right to vote for the election of directors, or (ii) within two years of a tender offer or exchange offer for the voting stock of the Company or as a result of a merger, consolidation, sale of assets or contested election (or any combination of the foregoing), a majority of the members of the Company's board of directors is replaced by directors who were not nominated and approved by the board of directors.

                  6.3.2 CC Termination. The term "CC Termination" means any of the following: (a) this Agreement expires in accordance with its terms; (b) this Agreement is not extended under paragraph 5 of this Agreement and the Executive resigns within one (1) year after such nonextension; (c) the Executive is terminated by the Company other than under paragraphs 6.1.2, 6.4 or 6.5 based on adequate grounds; (d) the Executive resigns as a result of a change in the Executive's duties, a reduction in the Executive's then current compensation, a required relocation more than 25 miles from the Executive's then current place of employment or a default by the Company under this Agreement; (e) the failure by the Company after a Change of Control to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company; or (f) after a Change of Control has occurred, the Executive agrees to remain employed by the Company for a period of three (3) months to assist in the transition and thereafter resigns.

         6.4 Incapacity of Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Company's board of directors prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination shall be deemed as a termination with cause, any compensation payable under paragraph 4 of this Agreement will be continued through the remaining term of this Agreement, but in any event through the Expiration Date. Notwithstanding the foregoing, the Executive's Base Salary specified in paragraph 4.1 of this Agreement will be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4 of this Agreement.

         6.5 Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive's estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for twelve (12) months after the effective date of such termination, and (b) the benefits described in paragraph 4.4 of this Agreement accrued through the effective date of such termination.

         6.6 Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of his employment in accordance with paragraph 7 of this Agreement. In the event of a termination under paragraphs 6.1.1 or 6.3 of this Agreement the Executive's right to participate in Program Wells will continue in accordance with paragraph 3 of this Agreement. Except as otherwise provided in this paragraph 6, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than seven
                  (7) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive's office space after such date. Prior to the effective date of termination, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive's employment.

7. Confidentiality. The Executive recognizes that the nature of the Executive's services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company's employees or the Company's legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information ("Confidential Information"). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information shall not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the

Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of five (5) years. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company's affiliated corporations, partnerships or entities.

8. Noncompetition. For a period of twelve (12) months after Executive is no longer employed by the Company as a result of either the resignation by the Executive pursuant to paragraph 6.2 above or termination for cause pursuant to paragraph 6.1.2 above, the Executive will not: (a) acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within five (5) miles of any operations or ownership interests of the Company or its subsidiary corporations, partnerships or entities (but excluding operations or ownership interests acquired by the Company from a successor entity through a Change of Control as described in paragraph 6.3); and (b) solicit, induce, entice or attempt to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or the Company's affiliates for the Executive's own account or for the benefit of another party. The Executive further agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party.

9. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its affiliates.

10. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company. Any negotiations pursuant to this paragraph 10 are confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator's judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. Except for damages arising out of a breach of paragraphs 6, 7, 8 or 9 of this Agreement, the arbitrator is not empowered to award total damages (including compensatory damages) which exceed 300% of compensatory damages and each party hereby irrevocably waives any damages in excess of that amount. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma. Each party will bear its own costs in connection with the arbitration and the costs of the arbitrator will be borne by the party who the arbitrator determines did not prevail in the matter. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

11.      Miscellaneous. The parties further agree as follows:

         11.1 Time. Time is of the essence of each provision of this Agreement.

         11.2 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

                  To the Company:           Chesapeake Energy Corporation
                                            Post Office Box 18496
                                            Oklahoma City, Oklahoma 73154-0496
                                            Attn: Mr. Tom L. Ward

                  To the Executive:         Mr. Aubrey K. McClendon
                                            1214 Larchmont Lane
                                            Oklahoma City, Oklahoma 73116

         11.3 Assignment. Neither this Agreement nor any of the parties' rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.

         11.4 Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma and any litigation relating to this Agreement will be conducted in a court of competent jurisdiction sitting in Oklahoma County, Oklahoma.

         11.5 Entire Agreement. Except as provided in paragraph 2.3 of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

         11.6 Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

         11.7 Attorneys' Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys' fees and disbursements and litigation expenses incurred by the successful party.

         11.8 Supercession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive and supersedes and replaces in all respects any prior employment agreements (including the Prior Agreement). On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.


                                            CHESAPEAKE ENERGY CORPORATION, an
                                            Oklahoma corporation


                                            By /s/ TOM L. WARD
                                               ------------------------------
                                               Tom L. Ward, President

                                            (the "Company")


                                            /s/ AUBREY K. McCLENDON
                                            ---------------------------------
                                            Aubrey K. McClendon, individually

                                            (the "Executive")